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EXHIBIT 99.1


[NATIONAL OILWELL LOGO]


NEWS
                                                        CONTACT:  STEVE KRABLIN
                                                                  (713) 346-7773

FOR IMMEDIATE RELEASE


          NATIONAL OILWELL AND HYDRALIFT ANNOUNCE COMBINATION AGREEMENT

HOUSTON, TX, October 11, 2002 -- National-Oilwell, Inc. (NOI/NYSE) announced today the signing of a definitive combination agreement with Hydralift ASA (HYD/OSE) that will solidify National Oilwell's position as the leading global supplier of comprehensive systems and components used in offshore oil and gas drilling and production.

Under the terms of the agreement, which has been approved by both companies' boards of directors, National Oilwell will make a cash Tender Offer in approximately thirty days to acquire all of the outstanding shares of Hydralift. National Oilwell will offer NOK 55, approximately U.S. $7.33, for each share of Hydralift, which had an October 10, 2002 closing price on the Oslo B0rs of NOK
34.50. The total value of the transaction, including the assumption of debt, is approximately $300 million. The transaction is expected to be accretive immediately to earnings per share of National Oilwell.

For the three months ended June 30, 2002, National Oilwell reported revenues and operating profit of approximately $372 million and $30 million. Hydralift reported revenues and operating profit of approximately $109 million and $12 million for the same period.

Bjarne Skeie, Chairman of the Board of Hydralift, and Birger Skeie, Chief Executive Officer, have each agreed to continue in their current positions after the combination.

Pete Miller, National Oilwell's Chairman, President and CEO, said "This combination is an exceptional strategic fit and will create the leading global supplier of offshore drilling equipment, offshore production equipment and floating production systems. We believe Hydralift's product range will open new growing market segments to National Oilwell and benefit our customers' needs for more technical, fully integrated drilling systems. Additionally, we are extremely excited about the experience, reputation and leadership Bjarne and Birger will bring to our international management team."

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Bjarne Skeie, Chairman of Hydralift, said "The combination of these two companies gives Hydralift the opportunity to participate more rapidly in the consolidation of the offshore equipment industry. National Oilwell's market leading position and worldwide installed base will provide substantial growth opportunities for our products and strengthen our global market positions. We believe our customers, shareholders and employees will benefit from this combination."

The transaction is subject to various conditions, including certain regulatory approvals, and the acceptance of the Tender Offer by shareholders owning more than 90% of the outstanding shares. A group of Hydralift's key shareholders, including Bjarne Skeie and the Board of Directors, who collectively own approximately 22.8% of Hydralift's shares, have granted six-month options to National Oilwell to purchase their shares of Hydralift at a price equal to the Tender Offer price. First Securities ASA acted as financial advisor to National Oilwell and Pareto Securities ASA acted as financial advisor to Hydralift.

National Oilwell is a worldwide leader in the design, manufacture and sale of comprehensive systems and components used in oil and gas drilling and production, as well as in providing supply chain integration services to the upstream oil and gas industry.

Hydralift manufactures and sells equipment to both the international oil and gas and maritime industries. The company develops and designs specialized solutions based on its standard range of products which includes complete drilling equipment packages, cranes, pipe-handling systems, heave compensation systems, riser tensioning systems, mooring systems, handling equipment for cable-laying vessels and well-intervention systems.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by National Oilwell with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

A single exchange rate of U.S. $1.00 = NOK 7.5 has been used in this announcement for translation purposes.



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